EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

                     COMMUNICATION INTELLIGENCE CORPORATION
                      ANNOUNCES PAYMENT OF $3 MILLION NOTE

Redwood Shores, CA, August 9, 2004 - (OTC BB: CICI) Communication Intelligence Corporation ("CIC" or "the Company"), the leader in biometric signature verification & natural input software and a leading supplier of electronic signature solutions, announced today that it has paid a $3 million note due August 18, 2004, to a charitable remainder annuity trust ("the Trust") the trustee of which is Mr. Philip Sassower, a former officer and director of the Company.

The funds to retire the debt were obtained from Cornell Capital Partners LP ("Cornell") pursuant to a $3.5 million promissory note dated August 4, 2004 (the "Note"). The Note is scheduled to be paid in ten equal principal installments with the first installment due December 6, 2004 and the last on February 7, 2005. The transaction required a 6.5% financing fee. The Note bears interest at 6% per annum such interest to be prepaid in three equal installments in September, October and November 2004. The Company intends to pay the installments with funds generated from operations, alternative financings or through a combination of those sources.

Mr. Guido DiGregorio, CIC's Chairman & CEO stated, "I would like to thank Cornell for the financial assistance it has provided us in the past as well as through this current transaction. Since the first Note payment is not due for four months we have the opportunity to pay off the Note through funds generated by operations or through other alternative sources we are pursuing. Payment of the $3 million debt also releases the lien on the Company's intellectual property that has caused concern, and in fact inhibited, certain licensing negotiations. The new debt does not require such a lien. Finally, once again, I would like to thank Mr. Sassower for the support he has provided to the Company over the years."

About CIC
Communication Intelligence Corporation ("CIC") is the leading supplier of biometric signature verification and natural input software and a leading supplier of electronic signature solutions focused on emerging, high potential applications including paperless workflow, handheld computers, smartphones and eCommerce, enabling the world with "The Power to Sign Online(R)". CIC's products are designed to increase the ease of use, functionality, and security of electronic devices and eBusiness processes. CIC sells directly to OEMs and Enterprises and has products available through major retail outlets such as, CompUSA, Staples, OfficeMax, and key integration/channel partners or direct via our website. Industry leaders such as Charles Schwab, Fujitsu, IBM, Oracle, PalmSource, Prudential, Siebel Systems, Siemens Medical Systems, Sony Ericsson, Symbol and TVA have licensed the company's technology. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com

CIC, its logo and the Power to Sign Online are registered trademarks. All other trademarks and registered trademarks are the property of their respective holders.

Forward Looking Statement
Certain statements contained in this press release, including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", and other words of similar import, constitute "forward looking" statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations. Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of the products; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company's business; (3) the Company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

Contact Information

CIC
Investor Relations Inquiries:
Chantal Eshghipour
650-802-7740
investorrelations@cic.com